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                                                                    EXHIBIT 99.1

PRESS RELEASE

         TELEX COMMUNICATIONS, INC. EXTENDS EXCHANGE OFFER AND CONSENT SOLICITATION

FOR IMMEDIATE RELEASE

         BURNSVILLE, MINNESOTA - WEDNESDAY, NOVEMBER 7, 2001 - Telex Communications, Inc. ("Telex") announced today that it has further extended the expiration date for its previously announced Exchange Offer and Consent Solicitation in connection with its proposed debt restructuring plan. The Exchange Offer and Consent Solicitation relate to the Telex 10-1/2% Senior Subordinated Notes Due 2007 (CUSIP No. 879569AD3) and Telex (formerly known as "EV International, Inc.") 11% Senior Subordinated Notes Due 2007 (CUSIP No. 269263AC3) (together the "Senior Subordinated Notes").

         The Exchange Offer and Consent Solicitation have been extended to, and are now scheduled to expire at, 5:00 P.M., New York City time on Tuesday, November 20, 2001. The Exchange Offer and Consent Solicitation are being made pursuant to the Amended and Supplemented Consent Solicitation Statement and Exchange Offering Memorandum dated October 24, 2001 and the related Consent and Letter of Transmittal which more fully set forth the terms of the Exchange Offer and Consent Solicitation. Holders of Senior Subordinated Notes may obtain further information by calling Telex's Information Agent, Jefferies & Company, Inc., Attention: Adam Fakhri or Robert Basic, at (310) 575-5200, or by facsimile at (310) 575-5165.

         In order to effect the restructuring plan, including the Exchange Offer, Telex is soliciting consents to authorize the transfer of Telex's assets and liabilities to a new operating company (if elected by Telex), to amend the indentures governing the Senior Subordinated Notes to eliminate various restrictive covenants and the restructuring transactions, and to waive defaults under the indentures and the Senior Subordinated Notes, as described in the Amended and Supplemented Consent Solicitation Statement and Exchange Offering Memorandum.

         Holders of the Senior Subordinated Notes are being offered the opportunity to exchange all of the outstanding Senior Subordinated Notes for securities to be issued by Telex or, if the Telex assets are transferred to a new operating company, by such new operating company. Holders will have the option to exchange their Senior Subordinated Notes for: (i) units consisting of an allocable portion of 13% Senior Subordinated Discount Notes Due 2006 of the issuer having an aggregate deemed issue price of $56.25 million, and an allocable portion of shares of the capital stock of the issuer (at least approximately 99% of Telex if Telex is the issuer, or 100% of any new operating company formed if the Telex assets are transferred to the new operating company); or (ii) units consisting of an allocable portion of Warrants to purchase shares of the capital stock of the issuer which will represent up to an aggregate of 25% of the capital stock of the issuer subject to the satisfaction of specified EBITDA requirements.

         Telex's restructuring plan is intended to significantly reduce Telex's outstanding debt, increase its financial flexibility and improve its cash flow.

         The Exchange Offer and Consent Solicitation are conditioned upon, among other things, the consent of the lenders under Telex's senior secured credit facility and senior secured notes to the restructuring transactions, and waivers of defaults under the senior secured credit facility


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and senior secured notes, and obtaining additional senior secured financing.
Telex is awaiting approval by such lenders of proposed amendments to the senior secured credit facility and the senior secured notes which, among other things, would provide for the consent of such lenders to the restructuring transactions, waivers of such defaults and the issuance of $10 million of additional senior secured notes.

         As of this date, tenders of approximately $124,500,000 principal amount (or 99.6%) of the 10-1/2% Senior Subordinated Notes, and tenders of approximately $99,950,000 principal amount (or 99.95%) of the 11% Senior Subordinated Notes, have been received pursuant to the Exchange Offer.

         This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities. The securities offered in the exchange offer will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Only holders of the Senior Subordinated Notes who are "accredited investors" under SEC Regulation D may participate in the exchange offer, unless Telex is satisfied in its sole discretion that the inclusion of other holders in the exchange offer would not result in any requirement to register the securities offered in the Exchange Offer under applicable securities laws. Only holders in jurisdictions where the exchange offer is permitted under applicable law will be permitted to participate in the exchange offer. Holders who receive the new securities pursuant to the exchange offer will be entitled to certain exchange and registration rights.

         Telex is a leader in the design, manufacture and marketing of sophisticated audio, wireless and multimedia communications equipment for commercial, professional and industrial customers. Telex provides high value-added communications products designed to meet the specific needs of customers in commercial, professional and industrial markets, and, to a lesser extent, in the retail consumer electronics market.

FORWARD-LOOKING STATEMENTS

         Certain of the statements in this press release which are not historical, including Telex's expectations, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ materially from those projected. Risk factors that could cause actual results to differ materially from current expectations include the occurrence of an unanticipated materially adverse change.

         These forward-looking statements should be read in conjunction with the Consent Solicitation Statement and Exchange Offering Memorandum and the related Consent and Letter of Transmittal which contain information which more fully describes additional factors that could cause actual results to differ materially from those projected in any forward-looking statements.


         Contact:  Telex Communications, Inc., Burnsville
                   Richard J. Pearson, 952/736-4240




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